[941084359       $30.00]
[SOS 07-27-94    13:11 ]

                             ARTICLES OF AMENDMENT TO THE
                              ARTICLES OF INCORPORATION
                                       OF
                          JONES NAUGHTON ENTERTAINMENT INC.

Pursuant to Section 7-2-109 of the Colorado Corporation Code -(the "Code"), Jones Naughton Entertainment, Inc. hereby submits the following Articles of Amendment to the Articles of Incorporation.

FIRST:

The name of the Corporation is Jones Naughton Entertainment, Inc.

SECOND:

Article 4 of the Articles of Incorporation is hereby amended in its entirety to read as follows:

                                  ARTICLE 4

The corporation shall have authority to issue shares as follows:

4.01 One hundred million (100,000,000) shares of common stock, with no par value. Each share of common stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of shareholders.

4.02 Ten million (10,000,000) shares of Preferred Stock, with no par value, to be issued in the form and manner, with the relative rights, preferences, qualifications, limitations or restrictions thereon as the Board of Directors shall determine.

4.03 Cumulative voting shall not be allowed in the election of Directors.

THIRD:

The above Articles of Amendment to the Articles of Incorporation was adopted by the Company's shareholders on June 8, 1994.

FOURTH:

The designation and number of shares outstanding and entitled to vote at the time of adoption of the Articles of Amendment to the Articles of Incorporation were 7,157,757 shares of Common Stock; and the number of such shares represented at such vote were 3,738,000 The total number of votes cast in favor of the Articles of amendment to the Articles of Incorporation were 3,738,000 Such 3,738,000 shares cast in favor of such Amendments were sufficient for approval.

FIFTH:

The Articles of Amendment do not provide for the exchange, reclassification or cancellation of issued shares.

In witness whereof, Jones Naughton Entertainment, Inc. has executed these Articles of Amendment to the Articles of Incorporation as of the 8th day of June, 1994.

Jones Naughton Entertainment, Inc.


By:  /s/Michael D. English
Its:  President

By:  /s/Joseph M. Naughton
Its:  Secretary


Attest:Verified

By:/s/Joseph M. Naughton
Secretary

STATE OF CALIFORNIA      )
                         ) ss
COUNTY OF LOS ANGELES    )

On the 10th day of June, 1994, personally appeared before me
Michael D. English and Joseph M. Naughton who being duly sworn did say, that they are respectively the President and the Secretary of Jones Naughton Entertainment, Inc., and that the within and foregoing instrument was signed on'W of saidpany by authority of the approval of the shareholders of said Company.

/s/Grace M. Westlund
NOTARY PUBLIC

(OFFICIAL SEAL)
(NORARY PUBLICE-CALIFORNIA]